                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement                  [ ]    Confidential, For Use of the Commission Only
[X]  Definitive proxy statement                          (as permitted by Rule 14 a-6(e)(2))
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    KEYCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    KEYCORP
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

(5) Total fee paid:
       Not Applicable

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                  April 14, 2000

DEAR SHAREHOLDER:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of KeyCorp which will be held at the Embassy Suites, 909 Parsippany Blvd., Parsippany, New Jersey 07054 on Thursday, May 18, 2000, at 10:30 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 20, 2000, are entitled to vote at the 2000 Annual Meeting.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect six directors for three-year terms expiring in 2003, to consider a proposal submitted by a KeyCorp shareholder and to ratify the appointment of Ernst & Young LLP as independent auditors for 2000.

     KeyCorp's Annual Report for the year ended December 31, 1999, was mailed to all shareholders of record as of March 20, 2000.

     Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

                                             Sincerely,

                                             /s/ Robert W. Gillespie
                                             ROBERT W. GILLESPIE
                                               Chairman of the Board
                                               and Chief Executive Officer

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 2000

     The 2000 Annual Meeting of Shareholders of KeyCorp will be held at the Embassy Suites, 909 Parsippany Blvd., Parsippany, New Jersey 07054, on Thursday, May 18, 2000, at 10:30 a.m., local time, for the following purposes:

          1. To elect six directors to serve for terms expiring in 2003;

          2. To consider and act upon a shareholder proposal requesting necessary steps to cause annual election of all directors;

          3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 20, 2000, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
                                             By Order of the Board of Directors

                                             /s/ Thomas C. Stevens
                                             THOMAS C. STEVENS
                                               Secretary
April 14, 2000
                            ------------------------

     YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.............................................    1
ISSUE ONE -- Election of Directors..........................    1
  Nominees for Terms Expiring in 2003.......................    2
  Continuing Directors Whose Terms Expire in 2001...........    4
  Continuing Directors Whose Terms Expire in 2002...........    5
  The Board of Directors and Its Committees.................    8
ISSUE TWO -- Shareholder Proposal Requesting Necessary Steps
  to Cause Annual Election of All Directors.................   11
ISSUE THREE -- Independent Auditors.........................   13
Executive Officers..........................................   13
Compensation of Executive Officers..........................   16
Section 16(a) Beneficial Ownership Reporting Compliance.....   20
Employment and Change of Control Agreements.................   20
Compensation and Organization Committee Report on Executive
  Compensation..............................................   27
KeyCorp Stock Price Performance.............................   33
Share Ownership and Phantom Stock Units.....................   34
Shareholder Proposals for the Year 2001.....................   35
General.....................................................   35

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about April 14, 2000, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2000 Annual Meeting of Shareholders on May 18, 2000, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 20, 2000, are entitled to vote. On that date there were 441,674,965 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

                                   ISSUE ONE

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has established the size of the Board at 18 members, divided into three classes of six members each. The terms of these classes as of the 2000 Annual Meeting will expire in 2001, 2002, and 2003, respectively. Six nominees for directors for terms expiring in 2003 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2000 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. The information provided is as of January 14, 2000 or, in the case of Mr. Cutler, April 1, 2000, which is the date he became a director of KeyCorp. KeyCorp was formed as a result of the merger on March 1, 1994 (the "Merger") of the former KeyCorp, a New York corporation ("Old Key"), into Society Corporation, an Ohio corporation ("Society"), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of

Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 2003


                           WILLIAM G. BARES
                                Since 1996, Chairman, President and Chief Executive
WILLIAM G. BARES PHOTO          Officer, The Lubrizol Corporation (chemicals for use in
                                lubricants and fuels). Previously, President and Chief
                                Executive Officer (1996), The Lubrizol Corporation;
                                President and Chief Operating Officer, The Lubrizol
                                Corporation. Age 58. KeyCorp director since 1987.
                                Director, The Lubrizol Corporation, Applied Industrial
                                Technologies (Bearings), Inc., and Oglebay Norton
                                Company.

                           DR. CAROL A. CARTWRIGHT
                                President, Kent State University (state university).
  CAROL A. CARTWRIGHT           Age 58. KeyCorp director since 1997. Director,
         PHOTO                  FirstEnergy Corp. and M.A. Hanna Company.

                           ROBERT W. GILLESPIE
                                Since 1997, Chairman and Chief Executive Officer,
  ROBERT W. GILLESPIE           KeyCorp. Previously, Chairman, President and Chief
         PHOTO                  Executive Officer (1996-1997), KeyCorp; President and
                                Chief Executive Officer (1995-1996), KeyCorp; President
                                and Chief Operating Officer, KeyCorp. Age 55. KeyCorp
                                director since 1982.


                           HENRY S. HEMINGWAY
                                President, Hemingway Enterprises, Inc. (holding
  HENRY S. HEMINGWAY            company); President, Town & Country Life Insurance
         PHOTO                  Company, a subsidiary of Hemingway Enterprises, Inc.
                                Age 46. KeyCorp director since 1994 (Old Key director
                                since 1987).

                           STEVEN A. MINTER
                                Executive Director and President, The Cleveland
STEVEN A. MINTER PHOTO          Foundation (philanthropic foundation). Age 61. KeyCorp
                                director since 1987. Director, Consolidated Natural Gas
                                Company and Goodyear Tire and Rubber Company.

                           RONALD B. STAFFORD
                                Senior Member, Stafford, Trombley, Owens & Curtin, P.
  RONALD B. STAFFORD            C. (law firm); Member of the New York State Senate
         PHOTO                  since 1966. Age 64. KeyCorp director since 1994 (Old
                                Key director since 1983).

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2001


                           CECIL D. ANDRUS
                                Since 1995, Chairman, Andrus Center for Public
 CECIL D. ANDRUS PHOTO          Policy-Boise State University (non-profit educational
                                center). Previously, Governor, State of Idaho. Age 68.
                                KeyCorp director since 1996. Director, Albertson's,
                                Inc. and Coeur d'Alene Mines Corp.

                           THOMAS A. COMMES
                                Since 1999, Retired President and Chief Operating
THOMAS A. COMMES PHOTO          Officer, The Sherwin-Williams Company (paints and
                                painting supplies manufacture and distribution).
                                Previously, President and Chief Operating Officer, The
                                Sherwin-Williams Company. Age 57. KeyCorp director
                                since 1987. Director, Applied Industrial Technologies
                                (Bearings), Inc. and Pioneer Standard Electronics, Inc.

                           ALEXANDER M. CUTLER
                                President and Chief Operating Officer, Eaton
  ALEXANDER M. CUTLER           Corporation (diversified manufacturing company). Age
         PHOTO                  49. KeyCorp director since 2000. Director, Eaton
                                Corporation.

                           DOUGLAS J. MCGREGOR
                                Since 1999, Principal, C.A.M. Investments (financial
  DOUGLAS J. McGREGOR           investor) and, since 1998, Retired Chairman and Chief
         PHOTO                  Executive Officer, M.A. Hanna Company (specialty
                                chemicals). Previously, Chairman and Chief Executive
                                Officer (1997-1998), M.A. Hanna Company; President and
                                Chief Operating Officer, M.A. Hanna Company. Age 59.
                                KeyCorp director since 1995. Director, Vulcan Materials
                                Company.

                           HENRY L. MEYER III
                                Since 1997, President and Chief Operating Officer,
  HENRY L. MEYER III            KeyCorp; since 1999, Chairman, Chief Executive Officer,
         PHOTO                  and President, KeyBank National Association.
                                Previously, Vice Chairman of the Board and Chief
                                Operating Officer (1996-1997), KeyCorp; Senior
                                Executive Vice President and Chief Operating Officer
                                (1995-1996), KeyCorp; Senior Executive Vice President
                                and Chief Banking Officer, KeyCorp. Age 50. KeyCorp
                                director since 1996. Director, Lincoln Electric
                                Holdings, Inc.

                           PETER G. TEN EYCK, II
                                President, Indian Ladder Farms (commercial orchard).
 PETER G. TEN EYCK, II          Age 61. KeyCorp director since 1994 (Old Key director
         PHOTO                  since 1979).

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2002


                           ALBERT C. BERSTICKER
                                Since 1999, Retired Chairman of the Board, Ferro
 ALBERT C. BERSTICKER           Corporation (industrial specialty chemicals).
         PHOTO                  Previously, Chairman and Chief Executive Officer, Ferro
                                Corporation. Age 65. KeyCorp director since 1991.
                                Director, Ferro Corporation, Brush Wellman, Inc. and
                                Oglebay Norton Company.


                           EDWARD P. CAMPBELL
                                Since 1997, President and Chief Executive Officer,
  EDWARD P. CAMPBELL            Nordson Corporation (capital equipment). Previously,
         PHOTO                  President and Chief Operating Officer (1996-1997),
                                Nordson Corporation; Executive Vice President and Chief
                                Operating Officer, Nordson Corporation. Age 50. KeyCorp
                                director since 1999. Director, Nordson Corporation and
                                OMNOVA Solutions, Inc.

                           KENNETH M. CURTIS
                                Senior Member, Curtis, Thaxter, Stevens, Broder &
KENNETH M. CURTIS PHOTO         Micoleau LLC (law firm). Previously, President, Maine
                                Maritime Academy (ocean-oriented college). Age 68.
                                KeyCorp director since 1994 (Old Key director since
                                1993). Director, Bowater Incorporated.

                           CHARLES R. HOGAN
                                Co-Owner and Chief Executive Officer, C.R.H.
CHARLES R. HOGAN PHOTO          Investments, Inc. (shopping center and real estate
                                development). Age 62. KeyCorp director since 1994 (Old
                                Key director since 1993).

                           BILL R. SANFORD
                                Chairman and Chief Executive Officer of STERIS
 BILL R. SANFORD PHOTO          Corporation (infection prevention and surgical support
                                products). Age 55. KeyCorp director since 1999.
                                Director, STERIS Corporation.


                           DENNIS W. SULLIVAN
                                Executive Vice President, Parker-Hannifin Corporation
  DENNIS W. SULLIVAN            (industrial and aerospace motion control components and
         PHOTO                  systems). Age 61. KeyCorp director since 1993.
                                Director, Parker-Hannifin Corporation and Ferro
                                Corporation.

     Mr. Stafford is a member of a law firm that KeyCorp utilizes for legal services. One or more of KeyCorp's directors serve on boards or advisory boards of KeyCorp subsidiaries or affiliates and receive standard fees for such service. Some of KeyCorp's executive officers and directors were customers of one or more of KeyCorp's subsidiary banks or other subsidiaries during 1999 and had transactions with such banks in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships which were customers of such banks during 1999 and had transactions with such banks in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2000.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Board of Directors. During the year ended December 31, 1999, there were six meetings of KeyCorp's Board of Directors. Each continuing member of KeyCorp's Board other than Mr. Sanford attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served during 1999. Mr. Sanford was elected to the Board in May 1999. Following his election, he attended all Board and Committee meetings except one bi-monthly Board and Committee meeting with respect to which he had a pre-existing scheduling conflict at the time of his election (the conflict was the annual shareholders meeting of STERIS Corporation, of which Mr. Sanford is Chairman and Chief Executive Officer). Missing that one bi-monthly Board and Committee meeting caused him to attend less than 75% of Board and Committee meetings held during his tenure in 1999.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit and Risk Review, Compensation and Organization, Executive and Finance Committees.

     Audit and Risk Review Committee. Messrs. Hemingway, Hogan, Minter, Sanford, Sullivan (Chair), and Ten Eyck are the current members of KeyCorp's Audit and Risk Review Committee. The functions of this Committee include oversight review of the adequacy of internal administrative, operating, and accounting policies and controls of KeyCorp and its affiliates, oversight review of the financial information provided to shareholders and regulatory authorities, recommendation of the appointment of KeyCorp's independent auditors, review of services and fees of the independent auditors, oversight review with KeyCorp's management and its independent auditors of the basis for annual reports, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991, oversight review of KeyCorp's credit review activities as they relate to examinations for compliance with credit and related policies, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit and risk review committee of KeyCorp's banking subsidiaries, oversight review of the audit plans of the internal audit and credit review staff and of the independent auditors and the results of their material audits, and supervision and direction of any special projects or investigations considered necessary. KeyCorp's Audit and Risk Review Committee met six times in 1999.

     Compensation and Organization Committee. Messrs. Andrus, Bares (Chair), Bersticker, Commes, and Cutler are the current members of KeyCorp's Compensation and Organization Committee. The functions of this Committee include oversight of board and corporate governance issues, review and approval of KeyCorp's salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review and recommendation of director compensation plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation and Organization Committee met eight times in 1999.

     The Compensation and Organization Committee identifies and reviews the qualifications of prospective directors and recommends candidates for election as directors. Nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of a majority of the directors then in office. The Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including,
(a) the name, age,
business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person;
(d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons).

     Executive Committee. Messrs. Bares, Curtis, Gillespie (Chair), McGregor, Meyer, and Sullivan are the current members of KeyCorp's Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. KeyCorp's Executive Committee met one time in 1999.

     Finance Committee. Dr. Cartwright and Messrs. Campbell, Curtis, McGregor (Chair), Meyer, and Stafford are the current members of KeyCorp's Finance Committee. The functions of the Finance Committee include the oversight review of KeyCorp's capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp's dividend policy, the oversight review of KeyCorp's asset/liability management policies and strategies, the oversight review of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, and the oversight review of KeyCorp's capital expenditure process and the Corporation's portfolio of "Corporate-Owned Life Insurance." The Finance Committee met six times in 1999.

     Director Compensation. Directors (other than Messrs. Gillespie and Meyer who receive no director fees) receive fees consisting of a $27,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.

     Under KeyCorp's Directors' Stock Option Plan (the "Directors' Plan"), each of the non-employee directors is automatically granted, on an annual basis, options to purchase KeyCorp Common Shares. The option awarded to each director in 1999 covered 7,300 KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to
2.75 times the annual cash retainer payable to a director. Messrs. Gillespie and Meyer were not eligible to participate in the Directors' Plan during 1999 because they were employees of KeyCorp. All options granted under the Directors' Plan are non-qualified stock options. Options generally expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares.

     Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer payment of cash director fees for future distribution. All such deferred payments are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody's

Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors' deferred compensation is invested on a bookkeeping basis in "phantom" KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

     Corporate Governance Practices. The Board of Directors has established and follows a corporate governance program and has assigned the Compensation and Organization Committee responsibility for the program. Following are examples of the Corporation's corporate governance practices. The Board conducts a biannual self-assessment process under the auspices of the Compensation and Organization Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in the Corporation's corporate governance process are based on the results of the Board's review and analysis of the self-assessment questionnaires. The Board has adopted the guideline that not more than three directors will be "inside" directors (i.e. directors who are at the time also officers of the Corporation). The Board has also adopted a definition of "Independent Director" and determined that at least two-thirds of the Corporation's directors and all members of the Board committees performing the audit, compensation, and nominating functions must meet this definition. In addition to defining "Independent Director" and adopting requirements based on this definition, the Board has established maximum fees for a director or firm affiliated with a director performing legal, consulting, or advisory services for the Corporation. The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. The Board has determined that approximately 50% (in value) of the Board's compensation should be equity based compensation (presently in the form of stock options) in order to more closely align the economic interests of directors and shareholders. The Board, either directly or through its committees, is actively involved in the evaluation of the performance of the Chief Executive Officer and the senior management team, management succession planning, the establishment of and changes in the committee structure and the mission and functions of the various committees, and the agendas for Board and committee meetings.

                                   ISSUE TWO

            SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE
                        ANNUAL ELECTION OF ALL DIRECTORS

     The following proposal was submitted for inclusion in this Proxy Statement by Mr. Gerald R. Armstrong, 910 Fifteenth Street, #754, Denver, Colorado 80202-2924. Mr. Armstrong owns 20,080 KeyCorp Common Shares.

          Shareholder Proposal. "Resolved: That the shareholders of KeyCorp, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent election shall be on an annual basis."

          Supporting Statement. Last year 165,323,520 shares, or 49% of the shares represented in the annual meeting voted in favor of this proposal.

          As earnings expectations of shareholders and professional investors are not being met and directors continue to sell more shares than they purchase, the proponent believes greater accountability is needed.

          Anti-takeover provisions are present which negate any need for three year terms for directors.

          Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprise, Westinghouse, and other corporations have replaced three year terms with the annual election of all directors.

          Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

          "the current Board of Directors. . . .does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of the stockholders are not currently served by maintaining a classified board. . . ."

          THESE ACTIONS HAVE INCREASED SHAREHOLDER VOTING RIGHTS BY 300% -- and, at no cost to the shareholders.

          The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

          At KeyCorp, this procedure will allow shareholders an opportunity to register ANNUALLY their reviews of the performance of the board collectively and of each director, individually. Concern that annual elections of all directors would leave KeyCorp without experienced directors is unfounded.

          If you agree, please vote FOR this proposal. If your proxy card is unmarked on this issue, your shares will be automatically voted "AGAINST" this proposal.

     Board of Directors Recommendation and Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS.

     This is the fifth consecutive year that Mr. Armstrong has submitted this proposal. In each of the past four years, more than a majority of the shareholders voting on the proposal have opposed it.

     KeyCorp's Board of Directors is divided into three classes of directors, each of which serves for staggered three year terms. KeyCorp's shareholders originally implemented a classified board in 1984 and have supported it since that time. These staggered terms are an effort to balance two very important concerns, those being the need for shareholders to express their opinion about the Board's performance each year and the need for KeyCorp's directors to focus on KeyCorp's long-term success.

     The Board believes that KeyCorp's ability to succeed in producing long-term shareholder value requires long-term strategic planning, capital commitments and careful and consistent application of financial and other resources. The classified board gives KeyCorp a competitive advantage. The majority of the directors at any given time will have experience in and knowledge of the business and operations of KeyCorp.

     Election of directors by classes is a common practice that has been adopted by many companies and currently exists in 19 out of 25 major regional banks that comprise the S&P Major Regional Bank Index and in approximately 62 percent of the 500 companies comprising the 1999 Standard & Poor's Stock Price Index.

     In the opinion of KeyCorp's Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced individuals familiar with the corporation and its business will be on the board of directors at all times. A classified board of directors is also intended to prevent precipitous changes in the composition of the board and, thereby, serves to moderate corresponding precipitous changes in the corporation's policies, business strategies and operations. A classified board protects shareholder interests from coercive attempts from outsiders to gain control. As current newspaper headlines demonstrate, no company, regardless of its size, is immune to a take-over attempt. Board classification is intended to encourage any person seeking to acquire control of KeyCorp to initiate such an action through arm's-length negotiations with the Board of Directors so as to benefit the Corporation's shareholders.

     This proposal requests the Board to take all steps necessary to cause annual elections of all directors. One of those steps would be to amend KeyCorp's Regulations. Under KeyCorp's Regulations, the provisions providing for a classified Board may only be amended, repealed or altered by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal unless such amendment, repeal, or alteration is recommended by two-thirds of the Board of Directors, in which case the amendment, repeal or alteration would require the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal. If this proposal is approved by the shareholders at this Annual Meeting and the Board of Directors were to determine to submit a repeal or amendment of the provisions in KeyCorp's Regulations providing for a classified Board to the shareholders for a vote at a future meeting, approval of the repeal or amendment would require the affirmative vote of three-quarters of KeyCorp's Common Shares unless two-thirds of the Board of Directors were to recommend approval of such repeal or amendment. A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

     Vote Required. Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

                                  ISSUE THREE

                              INDEPENDENT AUDITORS

     The Board of Directors of KeyCorp, acting upon the recommendation of its Audit and Risk Review Committee, has appointed Ernst & Young LLP as its independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2000. Ernst & Young LLP has conducted the annual audit of KeyCorp's financial statements since 1959. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

     A representative of Ernst & Young LLP will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

     Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as KeyCorp's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

                               EXECUTIVE OFFICERS

     The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp's Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Messrs. Gillespie, Meyer and Summers have employment agreements with KeyCorp.

     There are no family relationships among directors, nominees or executive officers. Other than Messrs. Bennett, Helfrich, Somers, Stevens, and Summers and Ms. Haefling, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of January 14, 2000, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

PATRICK V. AULETTA (49)

     1997 to present: President, Commercial Banking, KeyBank National Association; 1995-1997: Vice Chairman, KeyBank National Association. (1999)

*JAMES E. BENNETT III (57)

     1998 to present: Senior Executive Vice President, KeyCorp; Previously, Director, McKinsey & Company, Inc. (1998)

*JAMES S. BINGAY (56)

     1999 to present: Senior Executive Vice President, KeyCorp; Previously, Executive Vice President, KeyCorp. (1990)

JAMES A. FISHELL (48)

     1997 to present: Executive Vice President, KeyCorp; 1997: Chairman and President, Key Corporate Capital Inc. (subsidiary of KeyCorp); 1989-1996:
Executive Vice President, KeyBank National Association. (1997)

*ROBERT W. GILLESPIE (55)

     1996 to present: Chairman and Chief Executive Officer, KeyCorp; 1995-1996:
Chief Executive Officer and President, KeyCorp; 1994-1995: President and Chief Operating Officer, KeyCorp. (1981)

LINDA A. GRANDSTAFF (46)

     1995 to present: Executive Vice President, KeyBank National Association.
(1999)

KAREN R. HAEFLING (45)

     1997 to present: Executive Vice President, KeyBank National Association; 1995-1997: Senior Vice President, KeyBank National Association; Previously, Vice President, Bankers Trust Company. (1999)

R. B. HEISLER, JR. (51)

     1996 to present: Executive Vice President, KeyCorp; 1995-1996: Chief Executive Officer and President, KeyBank National Association; 1993-1995:
Executive Vice President, KeyCorp. (1996)

THOMAS E. HELFRICH (49)

     1995 to present: Executive Vice President, KeyCorp; 1986-1995: Senior Vice President-Human Resources, The Travelers Inc. (insurance and financial services company). (1995)

*LEE G. IRVING (51)

     1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp; 1994-1995: Executive Vice President, Treasurer, and Chief Accounting Officer, KeyCorp. (1986)

ROBERT G. JONES (43)

     1998 to present: Executive Vice President, KeyCorp; 1997-1998: President, Retail Banking, KeyBank National Association; Previously, Senior Vice President, KeyCorp. (1998)

JACK L. KOPNISKY (43)

     1998 to present: President, Retail Banking, KeyBank National Association; Previously, Chairman, Chief Executive Officer, and President, Key Investments Inc. (subsidiary of KeyCorp). (1999)

*HENRY L. MEYER III (50)

     1997 to present: President and Chief Operating Officer, KeyCorp; 1999 to present: Chairman, Chief Executive Officer, and President, KeyBank National Association; 1996-1997: Vice Chairman of the Board and Chief Operating Officer, KeyCorp; 1995-1996: Senior Executive Vice President and Chief Operating Officer, KeyCorp; 1994-1995: Senior Executive Vice President and Chief Banking Officer, KeyCorp. (1987)

*K. BRENT SOMERS (51)

     1996 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 1994-1995: Executive Vice President and Chief Financial Officer, The United States Shoe Corporation (retailing and manufacturing).
(1996)

*THOMAS C. STEVENS (50)

     1997 to present: Senior Executive Vice President, General Counsel and Secretary, KeyCorp; 1996-1997: Executive Vice President, General Counsel and Secretary, KeyCorp; 1991-1996: Managing Partner, Thompson Hine & Flory LLP (law firm). (1996)

*WILLIAM B. SUMMERS, JR. (49)

     1998 to present: Executive Vice President, KeyCorp; 1994-1998: Chief Executive Officer, McDonald & Company Investments, Inc. and McDonald & Company Securities, Inc. (1998)
---------------

* Each of these persons is an "executive officer" for purposes of Item 401(b) of Securities and Exchange Commission Regulation S-K.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to the individual who served as KeyCorp's Chief Executive Officer during 1999 and each of the remaining four highest paid executive officers of KeyCorp at December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                                    ALL OTHER
                                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION          COMPENSATION
                                    ---------------------------------------   --------------------------------   ----------------
                                                                                    AWARDS            PAYOUTS
                                                                              -------------------    ---------
                                                                                  SECURITIES         LONG-TERM
                                                               OTHER ANNUAL       UNDERLYING         INCENTIVE
NAME AND PRINCIPAL POSITION  YEAR    SALARY       BONUS        COMPENSATION     OPTIONS/SARS(#)       PAYOUTS
---------------------------  ----    ------       -----        ------------     ---------------      ---------
Robert W. Gillespie          1999   $990,000    $1,012,500(2)         --(5)         320,000          $458,439(7)     $207,624(8)
  Chairman of the Board      1998    967,500     1,100,000(2)         --(5)         343,200(6)        390,939(7)      168,124(9)
  and Chief Executive        1997    885,000     1,200,000(3)         --(5)         400,000(6)        408,072(7)      186,265(10)
  Officer

Henry L. Meyer III           1999    637,501       526,500(2)         --(5)         160,000           296,992(7)      112,818(11)
  President and Chief        1998    587,501       600,000(2)         --(5)          80,000(6)        231,729(7)       93,216(12)
  Operating Officer          1997    540,000       725,000(3)         --(5)         320,000(6)        200,325(7)       95,396(13)

William B. Summers, Jr.      1999    200,000     1,300,000(4)         --(5)          65,264                 0         134,250(14)
  Executive Vice President   1998     44,792(1)          0             0            180,791                 0               0

James S. Bingay              1999    372,917       425,000(2)         --(5)          80,000           117,416(7)       74,003(15)
  Senior Executive           1998    330,000       350,000(2)         --(5)          30,000(6)         95,734(7)       53,894(16)
  Vice President             1997    297,250       210,000(3)         --(5)         100,000(6)         99,002(7)       42,812(17)

James E. Bennett III         1999    450,000       290,000(2)         --(5)         100,000                 0          73,897(18)
  Senior Executive           1998    301,731(1)    335,000(2)         --(5)         183,334                 0          46,320(19)
  Vice President

---------------

 (1) Messrs. Bennett and Summers commenced employment at KeyCorp on April 30, 1998 and October 23, 1998, respectively.

 (2) Amounts awarded under KeyCorp's Annual Incentive Plan for the respective years, whether paid in cash or deferred.

 (3) Amounts awarded under KeyCorp's Short Term Incentive Compensation Plan for 1997, whether paid in cash or deferred.

 (4) Awarded pursuant to employment agreement between KeyCorp and Mr. Summers which is described on pages 24-25 of the Proxy Statement.

 (5) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

 (6) Amounts adjusted to reflect the two-for-one split of KeyCorp Common Shares which was effected by a 100% stock dividend, effective March 6, 1998.

 (7) Amounts awarded under the KeyCorp Long Term Cash Incentive Compensation Plan for the three year cycle ending in the respective fiscal years, whether paid in cash or deferred.

 (8) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $168,768 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, the KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral
     Plan); $28,656 (universal life insurance premiums).

 (9) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $137,905 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $20,619 (universal life insurance premiums).

(10) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $157,521 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $19,244 (universal life insurance premiums).

(11) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $90,454 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, the KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral Plan); $12,164 (universal life insurance premiums).

(12) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $75,554 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $8,062 (universal life insurance premiums).

(13) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $78,420 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and the KeyCorp Deferred Compensation Plan); $7,476 (universal life insurance premiums).

(14) $10,200 (amount contributed under KeyCorp 401(k) Savings Plan); $124,050 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral Plan).

(15) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $54,470 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Automatic Deferral Plan); $9,333 (universal life insurance premiums).

(16) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $36,944 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $7,350 (universal life insurance premiums).

(17) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $26,875 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $6,437 (universal life insurance premiums).

(18) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $44,133 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, the KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral Plan); $19,564 (universal life insurance premiums).

(19) $9,104 (amount contributed under the KeyCorp 401(k) Savings Plan); $35,100 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $2,116 (universal life insurance premiums).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 1999, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                             -------------------------------------------------------------      VALUE AT ASSUMED ANNUAL
                               NUMBER OF          % OF TOTAL                                     RATES OF STOCK PRICE
                               SECURITIES          OPTIONS         EXERCISE                    APPRECIATION FOR TEN YEAR
                               UNDERLYING         GRANTED TO       OR BASE                            OPTION TERM
                                OPTIONS           EMPLOYEES         PRICE       EXPIRATION     -------------------------
          NAME               GRANTED(#)(1)      IN FISCAL YEAR      ($/SH)         DATE            5%            10%
          ----               -------------      --------------     --------     ----------     ----------     ----------
Robert W. Gillespie             170,000(1)           2.8%          $30.750      01/13/2009     $3,287,547     $8,331,289
                                 50,000(2)           0.8%           40.000      01/13/2009        504,425      1,987,879
                                 50,000(2)           0.8%           45.000      01/13/2009        254,425      1,737,879
                                 50,000(2)           0.8%           50.000      01/13/2009          4,425      1,487,879
Henry L. Meyer III               85,000(1)           1.4%           30.750      01/13/2009      1,643,773      4,165,644
                                 25,000(2)           0.4%           40.000      01/13/2009        252,213        993,940
                                 25,000(2)           0.4%           45.000      01/13/2009        127,213        868,940
                                 25,000(2)           0.4%           50.000      01/13/2009          2,213        743,940
William B. Summers               65,264(3)           1.1%           30.750      01/13/2009      1,262,109      3,198,431
James S. Bingay                  30,000(1)           0.5%           30.750      01/13/2009        580,155      1,470,227
                                 50,000              0.8%           32.594      07/21/2009      1,024,903      2,597,306
James E. Bennett III             50,000(1)           0.8%           30.750      01/13/2009        966,925      2,450,379
                                 50,000              0.8%           32.594      07/21/2009      1,024,903      2,597,306

---------------

(1) Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options.

(2) Premium Priced Options with exercise prices above the fair market value of KeyCorp Common Shares on the date of grant, which was $30.750.

(3) 5,000 Incentive Stock Options and 60,264 non-qualified stock options were granted.

     Options were granted to Messrs. Gillespie, Meyer, Summers, Bingay, and Bennett on January 13, 1999. Other than the Premium Priced Options described in footnote (2), the Options were granted at an exercise price equal to the market price of KeyCorp Common Shares on that date, which was $30.750. Based on this stock price, the market value of KeyCorp Common Shares at the end of the ten year period using 5% and 10% compounded annual returns would be $50.088 and $79.758, respectively.

     Options granted to Messrs. Bingay and Bennett which expire on July 21, 2009 were granted on July 21, 1999 at an exercise price equal to the market value of KeyCorp Common Shares on that date which was

$32.594. Based on this stock price, the market value of KeyCorp Common Shares at the end of the ten year period using 5% and 10% compounded annual returns would be $53.092 and $84.540, respectively.

     Premium Priced Options were granted to Messrs. Gillespie and Meyer as described in footnote (2). A Premium Priced Option has an exercise price above the market value on the date of grant. Consequently, the option will not be "in-the-money" until the stock price appreciates above the exercise price. While the increase in the market value of KeyCorp Common Shares at the end of the ten year period using 5% and 10% compounded annual returns would be $19.338 and $49.008, respectively, the potential realizable value of the Premium Priced Options at the end of the ten year period using 5% and 10% compounded annual returns would be $10.088 and $39.758, respectively, for the Options granted at an exercise price of $40 per share, $5.088 and $34.758, respectively, for the Options granted at $45 per share, and $.088 and $29.758, respectively, for the Options granted at $50 per share.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 1999, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                           OPTIONS/              IN-THE-MONEY OPTIONS/
                                    SHARES                            SARS AT FY-END (#)           SARS AT FY-END($)
                                 ACQUIRED ON         VALUE               EXERCISABLE/                EXERCISABLE/
             NAME                EXERCISE (#)       REALIZED            UNEXERCISABLE              UNEXERCISABLE(1)
             ----                ------------       --------        ----------------------       ---------------------
Robert W. Gillespie                      0                  0          893,333/869,867               $6,072,500/0
Henry L. Meyer III                       0                  0          583,666/458,334                3,905,750/0
William B. Summers                       0                  0           74,200/246,055                1,025,550/0
James S. Bingay                     60,000         $1,688,813          249,999/200,001                1,734,750/0
James E. Bennett III                     0                  0           11,112/272,222                        0/0

---------------

(1) Based on a December 31, 1999 mean between high and low prices for KeyCorp Common Shares which equaled $22.125.

     Long Term Incentive Compensation. Messrs. Gillespie, Meyer, and Bingay are participants in the Long Term Cash Incentive Compensation Plan for the 1997-1999 compensation period. This Plan is the predecessor to the new KeyCorp Long Term Incentive Plan under which payouts for 1998-2001 will be made but under which no cycle began in 1999. Payouts under the Long Term Cash Incentive Compensation Plan for the 1997-1999 compensation period are reflected in the Summary Compensation Table on page 16 of this Proxy Statement under the heading "Long-Term Incentive Payouts."

     Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the "Pension Plan"). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant's years of vesting service and Pension Plan compensation. Additionally, participants who attained age 50 with 15 years of vesting service as of December 31, 1994 are also entitled, under the terms of the Pension Plan, to elect to receive either a grandfathered pension benefit or the cash balance benefit. Mr. Gillespie is the only executive appearing in the Summary Compensation Table on page 16, who is eligible under the Pension Plan to elect to receive either a grandfathered pension benefit or cash balance Pension Plan benefit.

     In addition to the Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan ("Excess Plan") and the KeyCorp Executive Supplemental Pension Plan ("Executive Supplemental Pension Plan") which covers a limited number of KeyCorp officers. The Excess Plan credits Excess Plan participants with the cash balance Pension Plan benefit that would have accrued to the participant "but for" the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. The Executive Supplemental Pension Plan provides Plan participants with a Plan benefit which equals up to 50% of the participant's "final average compensation" when combined with the participants' Pension Plan benefit and age 65 social security benefit. Participants in the Executive Supplemental Pension Plan also participate in the Excess Plan but are required at their retirement or termination to elect to receive either an Excess Plan benefit or a benefit under the Executive Supplemental Pension Plan. Mr. Bennett participates in the Excess Plan. Mr. Bingay participates in both the Excess Plan and Executive Supplemental Pension Plan.

     Certain officers (including Messrs. Gillespie and Meyer) participate in the KeyCorp Supplemental Retirement Plan ("Supplemental Retirement Plan"). The Supplemental Retirement Plan provides Plan participants with a Plan benefit which equals up to 63% of the participant's "final average compensation" when combined with the participant's Pension Plan benefit and age 65 social security benefit.

     For purposes of both the Executive Supplemental Pension Plan and the Supplemental Retirement Plan the term "final average compensation" includes the participant's average annual compensation for the highest five consecutive years during the participant's last ten years of employment plus the highest five incentive compensation awards granted to the participant during the ten year period preceding the participant's retirement or termination date.

     The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and supplemental retirement plans to participants who (1) have such benefits under the Pension Plan and Excess Plan or supplemental retirement plans, (2) attain Social Security retirement age as of December 31, 1999, and (3) elect to receive a single life annuity benefit payment. The benefits are not subject to any reduction for social security or other offset.

                             ESTIMATED ANNUAL RETIREMENT BENEFITS
                            WITH INDICATED YEARS OF PARTICIPATION
AVERAGE FINAL   --------------------------------------------------------------
COMPENSATION        15           20           25           30           35
-------------   ----------   ----------   ----------   ----------   ----------
 $  400,000     $  191,211   $  211,211   $  231,211   $  241,211   $  251,211
    600,000        287,211      317,211      347,211      362,211      377,211
    800,000        383,211      423,211      463,211      483,211      503,211
  1,000,000        479,211      529,211      579,211      604,211      629,211
  1,200,000        575,211      635,211      695,211      725,211      755,211
  1,400,000        671,211      741,211      811,211      846,211      881,211
  1,600,000        767,211      847,211      927,211      967,211    1,007,211
  1,800,000        863,211      953,211    1,043,211    1,088,211    1,133,211
  2,000,000        959,211    1,059,211    1,159,211    1,209,211    1,259,211
  2,400,000      1,151,211    1,271,211    1,391,211    1,451,211    1,511,211
  2,600,000      1,247,211    1,377,211    1,507,211    1,572,211    1,637,211

     Compensation for purposes of computing benefits under the Pension Plan and Excess Plan is total base pay and incentive compensation paid during a calendar year, including amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options or receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, "all other compensation," and "other annual compensation." Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The Excess Plan requires 5 years of service and the attainment of age 55 for vesting purposes. The Executive Supplemental Pension Plan and Supplemental Retirement Plan require 10 years of service and the attainment of age 55 for vesting purposes. Messrs. Gillespie, Meyer, Bingay, and Bennett were credited under the excess or supplemental plans with 30, 26, 10, and 1 years service, respectively. Mr. Summers did not participate in the foregoing retirement benefit plans for the 1999 Plan Year but began to participate in the Pension Plan and Excess Plan on January 1, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, KeyCorp's directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission ("Commission"). The Commission has established certain due dates for these reports. The Corporation knows of no person who failed to timely file any such report during 1999.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements with Messrs. Gillespie, Meyer, and Summers and to change of control agreements with 38 of its senior officers.

     Employment Agreement With Mr. Gillespie. KeyCorp and Mr. Gillespie are parties to an employment agreement pursuant to which Mr. Gillespie is to be employed by KeyCorp as Chairman of the Board and Chief Executive Officer through May 31, 2001. Under the employment agreement, Mr. Gillespie is to be paid a base salary of not less than $840,000 per year and is entitled to participate in all KeyCorp executive incentive compensation plans including KeyCorp's short and long term incentive compensation plans. The employment agreement provides for an additional two years of compensation and benefits to Mr. Gillespie (through May 31, 2003) if, in 2001, the employment agreement is not mutually extended or a new employment agreement is not entered into.

     Under the employment agreement, Mr. Gillespie may terminate his employment for good reason (and receive post-termination benefits) under certain circumstances whether or not a change of control of KeyCorp occurs. Those circumstances that will constitute good reason under the employment agreement whether or not a change of control occurs include (a) demotion or removal of Mr. Gillespie from either of his executive positions (i.e., Chairman of the Board and Chief Executive Officer); (b) a reduction in Mr. Gillespie's base salary or participation in benefit plans; (c) a good faith determination by Mr. Gillespie that his responsibilities, duties, and authority have been materially reduced from those contemplated by the employment agreement; or (d) relocation of Mr. Gillespie's principal place of employment outside the Cleveland metropolitan area.

Those circumstances that will constitute good reason under the employment agreement after a change of control of KeyCorp occurs also include any reduction in Mr. Gillespie's incentive compensation or a good faith determination by Mr. Gillespie that his responsibilities or duties have been materially reduced from their level before the change of control or that he is unable to carry out the responsibilities of his positions as a result of the change of control.

     Under the employment agreement, if Mr. Gillespie's employment with KeyCorp is terminated before his 65th birthday for any reason other than voluntary resignation by Mr. Gillespie (without good reason) before May 2001 or termination by KeyCorp for cause, and Mr. Gillespie (or his estate or designated beneficiary) is entitled to receive retirement benefits under any KeyCorp retirement plan, KeyCorp will pay a supplemental retirement benefit in an amount sufficient to provide Mr. Gillespie the same aggregate benefit that he would have received if he had continued in the employ of KeyCorp through his 65th birthday (by eliminating any reduction because he started receiving benefits before his 65th birthday and giving him credit for additional years of service for the period after his termination date and before his 65th birthday). Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Gillespie's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons his duties and responsibilities. KeyCorp will have "cause" to terminate Mr. Gillespie's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp.

     If a change of control occurs while Mr. Gillespie is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Gillespie will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) in return for a payment equal to the spread on those options.

     If any amount of compensation otherwise payable to Mr. Gillespie as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code (which rules generally disallow deductions for certain compensation paid to any of certain "covered employees" of a publicly held corporation in excess of $1,000,000 per year), but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Gillespie ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Gillespie an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Gillespie is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of certain legal fees incurred in enforcing his rights under his employment agreement; to ancillary benefits incident to the performance of his duties under that agreement; and to a special supplemental death benefit if he dies while employed by KeyCorp and he is survived by his wife. The special supplemental death benefit, if payable, would consist of monthly installments to Mr. Gillespie's wife (or to her estate) for her life or, if longer, through the 15th anniversary of Mr. Gillespie's death. Each monthly payment would be in an amount that, when added to the monthly survivor benefits, if any, payable to Mr. Gillespie's wife under all KeyCorp retirement plans, equals one third of Mr. Gillespie's monthly compensation (base salary and incentive compensation). The employment agreement also provides that if Mr. Gillespie's employment is terminated for any reason other than cause, voluntary resignation before May 2001, death, or disability, KeyCorp is to provide to Mr. Gillespie a furnished office, amenities, and secretarial support, appropriate to his status as a former Chairman of the Board and Chief Executive Officer, through May 31, 2007.

     Events Constituting a Change of Control. Under the employment agreement with Mr. Gillespie as well as under the employment agreement with Mr. Meyer and the change of control agreements with certain other executive officers that are described below, a change of control will be deemed to have occurred (a) if KeyCorp merges with another corporation and either (i) KeyCorp shareholders receive less than 65 percent of the outstanding voting securities of the surviving corporation or (ii) directors of KeyCorp cease to constitute at least 51% of the directors of the surviving corporation; (b) a person becomes the beneficial owner of 35% or more of KeyCorp's outstanding stock or files a report disclosing the acquisition of that amount of such stock; (c) there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of KeyCorp, or (d) without the prior approval of the Board of Directors of KeyCorp, an announcement is made of an intention to engage in a transaction that, if consummated, would result in a "change event," or to solicit proxies in connection with a proposal that is not approved or recommended by the Board of Directors or to engage in an election contest relating to the election of directors of KeyCorp and at any time within 24 months after the announcement, individuals who constituted the directors of KeyCorp when the announcement was made (the "incumbent directors") cease to constitute at least a majority thereof unless both all new directors have been approved by at least 2/3 of the incumbent directors in office at the time of nomination of each new director and the incumbent directors determine that the change in composition of the Board that results in incumbent directors no longer being a majority of the Board was not attributable to any change event. For these purposes, a "change event" includes the making of a tender offer for 25% or more of the outstanding voting stock of KeyCorp, any person becoming the beneficial owner of 25% or more of the outstanding voting stock of KeyCorp, or the filing of any report disclosing the acquisition of 25% or more of the outstanding voting stock of KeyCorp; a merger of KeyCorp with another corporation in a transaction that results in less than 50% of the outstanding voting securities of the surviving corporation having been issued in exchange for voting securities of KeyCorp or less than 51% of the directors of the surviving corporation being individuals who were directors of KeyCorp immediately before the transaction; or a sale or other transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of KeyCorp.

     Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement pursuant to which Mr. Meyer is employed by KeyCorp as its President for a constantly renewing two year term at a base salary of not less than $700,000 per annum (effective April 1, 2000) plus full participation in all incentive and other compensatory plans available generally to KeyCorp's senior officers. If Mr. Meyer's employment is terminated by KeyCorp without cause before the occurrence of a change of control, he is to be paid an amount equal to two times the sum of his base salary plus his average incentive compensation in 24 monthly installments after the termination. If Mr. Meyer's employment is terminated by KeyCorp without cause after the occurrence of a change of control, he is to be paid an amount equal to three times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans through the third anniversary of the termination, and his rights in KeyCorp's supplemental retirement plan will be fully vested whether or not he has attained age 55. If, during a six-month window period commencing one year after a change of control, Mr. Meyer voluntarily terminates his employment for good reason, he is to be paid an amount equal to two times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans through the second anniversary of the termination, and his rights in KeyCorp's supplemental retirement plan will be fully vested whether or not he has attained age 55.

     Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all senior officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan generally applicable to senior officers of KeyCorp, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a change of control, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is generally applicable to senior officers of the surviving entity, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Meyer's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have "cause" to terminate Mr. Meyer's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

     Mr. Meyer will have good reason to terminate his employment during a window period after a change of control if, following notice by him and an opportunity for the surviving entity to cure, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, that his reporting relationships with superior officers have materially changed from those in effect before the change of control, or that he is unable to carry out his responsibilities and duties after the change of control.

     If any amount of compensation otherwise payable to Mr. Meyer as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Meyer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Meyer an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Agreement With Mr. Summers. KeyCorp and Mr. Summers are parties to an employment agreement extending until October 23, 2003 and pursuant to which Mr. Summers serves as the Chairman and Chief Executive Officer of McDonald Investments Inc. and Key Capital Partners and serves on KeyCorp's Management Committee.

     Pursuant to the terms of the employment agreement, Mr. Summers receives an annual base salary of at least $200,000 (the annual base salary paid to him by McDonald & Company Investments Inc. immediately prior to its acquisition by KeyCorp). The employment agreement provides that the sum of Mr. Summers' annual base salary and annual bonus will not be less than $1,500,000 for each of the calendar years 1999, 2000, and 2001. In addition, the employment agreement provides that Mr. Summers will be entitled to receive a retention amount consisting of cash payments and awards of non-qualified stock options to acquire KeyCorp Common Shares in an aggregate amount of $5,000,000. Both the cash portion of Mr. Summers' retention amount and the options will vest over five years, subject to accelerated vesting in the event of certain terminations of employment. The employment agreement provides that Mr. Summers will be eligible to participate in benefit plans which are no less favorable in the aggregate than the plans provided to him prior to his employment with KeyCorp.

     The employment agreement further provides that, upon the termination of Mr. Summers' employment other than for cause or if Mr. Summers terminates employment for good reason, he will be entitled to a lump-sum cash payment equal to the sum of (i) any unpaid annual base salary for periods prior to the date of termination, (ii) a pro rata annual bonus (based on his three year average annual bonus) for the portion of the calendar year prior to the date of termination, and (iii) the product of (a) the number of years (including portions thereof) from the date of termination until the end of the term of the employment agreement and (b) the sum of his annual base salary and the average annual bonus. Further, the unpaid cash portion of the retention amount and the unvested retention options will become fully vested and payable or exercisable, as the case may be. In addition, Mr. Summers will be entitled to receive medical and welfare benefits coverage through the end of the term of the employment agreement. Under the employment agreement, "cause" shall exist if Mr. Summers commits a felony, continually and willfully fails (after written notice) to perform substantially his duties with Key Capital Partners, engages in gross misconduct which is materially and demonstrably injurious to Key Capital Partners, discloses confidential information concerning or competes with KeyCorp, or engages in conduct that results in the permanent loss of his professional license to conduct business or disqualification from serving in the capacities contemplated by the employment agreement. Mr. Summers may terminate the employment agreement for "good reason" if KeyCorp detrimentally alters or fails to comply with the terms of the employment agreement as they relate to Mr. Summers' position, reporting, responsibilities, or compensation and benefit arrangements, KeyCorp fails to comply with the compensation arrangement set forth in the employment agreement or the retention program set forth in the merger agreement between KeyCorp and McDonald & Company Investments, Inc., Mr. Summers' principal place of employment is relocated outside the Cleveland metropolitan area, KeyCorp fails to obtain an agreement reasonably satisfactory to Mr. Summers from a successor to KeyCorp or purchaser of

Mr. Summers' line of business, or if Mr. Summers' employment is terminated other than in accordance with the employment agreement.

     If any amount of compensation otherwise payable to Mr. Summers as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year, that amount of compensation will be deferred pursuant to the terms of the KeyCorp Deferred Compensation Plan as in effect from time to time. Under the KeyCorp Deferred Compensation Plan, a plan participant is entitled to elect certain payment and investment options on a bookkeeping basis.

     Under the employment agreement, Mr. Summers is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Mr. Summers is also a party to a change of control agreement (as described below) with KeyCorp. In the event Mr. Summers' employment is terminated under circumstances giving rise on his part to receiving continuing compensation, separation pay, or severance benefits under both his employment agreement and the change of control agreement, Mr. Summers may elect which agreement will apply, but not both.

     Change of Control Agreements. KeyCorp is a party to change of control agreements with 38 of its senior officers (including Messrs. Bingay, Bennett, and Summers) which provide in most cases that if, at any time within two years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary, incentive compensation or stock option opportunity is reduced or relocation is made a condition of the officer's employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to three years' compensation (base salary and average incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of thirty-six months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to one and one half years' compensation (base salary and average incentive compensation) if, at any time before the executive's resignation, (a) the executive determines in good faith that the executive's position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive's reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (b) the headquarters that was the executive's principal place of employment before the change of control (whether KeyCorp's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

                    COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation and Organization Committee (the "Committee") responsibility for executive compensation.

BACKGROUND ON OVERALL PROGRAM

     In designing KeyCorp's executive compensation program, KeyCorp and the Committee concluded that the program should:

          - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

          - Pay total compensation that is commensurate with KeyCorp's performance as compared with other comparable financial institutions.

          - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned on the attainment of challenging objectives.

          - Permit KeyCorp to attract, retain, and motivate the best available executive talent by providing competitive pay opportunities.

          - Encourage substantial share ownership by executives.

     The executive compensation program - including the establishment of job grades, salary ranges and market points (the approximate average salary for executives in similar jobs in the marketplace), and the assignment of senior executives to job grades based upon their responsibilities - was designed and implemented with the aid of an independent outside executive compensation consultant. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.

     Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp's compensation for executives will be positioned at the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. The Committee each year identifies the companies to be included in the peer group. The 1999 peer group included 12 bank holding companies that, in the Committee's judgment, have similar characteristics as KeyCorp. The 1999 peer group is identified in the paragraph above the stock performance graph on page 33 of the Proxy Statement.

     KeyCorp has also established stock ownership guidelines for its senior executives which specify that KeyCorp's Chief Executive Officer and KeyCorp's President should own KeyCorp Common Shares with a value equal to at least five times in the case of the Chief Executive Officer, and three times in the case of the President, their respective annual salaries, senior executives on KeyCorp's Management Committee (which includes Messrs. Summers, Bennett, and Bingay) should own KeyCorp Common Shares with a value equal to at least two times their salary, and all other senior executives participating in KeyCorp's long term incentive compensation plan should own KeyCorp Common Shares with a value at least equal to their salary. Newly hired executives and executives whose stock ownership did not meet the guidelines at the time established have a reasonable period of time to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include shares actually owned by the executive as well as phantom shares owned under KeyCorp's Excess 401(k) Savings Plan and Deferred Compensation Plan. At December 31, 1999, the senior executives covered by KeyCorp's stock ownership guidelines owned, in the aggregate, 159% of the KeyCorp Common Shares specified by the guidelines.

     Effective January 1, 1999, the Committee established an Automatic Deferral Plan for two primary reasons: to serve to retain highly incented employees and to increase employee stock ownership to more closely align the participant's interests with those of the shareholders. Under the plan, any employee receiving more than $100,000 of annual incentive compensation (excluding hiring bonuses, sales commissions, and long term awards) is required to defer receipt of between 20% and 30% of the award exceeding $100,000. The amount deferred is credited to a phantom KeyCorp common share account, together with a 15% matching contribution. The account will vest one-third a year over three years, except that, if the participant voluntarily terminates employment with KeyCorp prior to age 55 or is terminated for cause, any unvested balance in the account is forfeited. When amounts in the account vest, the participant receives payment in KeyCorp Common Shares equal to the vested amount. The officers named in the Summary Compensation Table on page 16 of this Proxy Statement are participants in this plan.

     In 1998, the Committee reviewed its practice of granting only nonqualified stock options as opposed to incentive stock options. Many companies stopped granting incentive stock options when the capital gains tax rates approximated ordinary income tax rates. Now that the spread between those rates has widened, the Committee determined that, in granting options to senior executives in job grade 89 or above, it would grant incentive stock options up to the maximum limit prescribed by the Internal Revenue Code with any balance of options awarded being nonqualified stock options.

     The Committee on a regular periodic basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to determine whether that major element is competitive in the marketplace and effective in incenting desired performance behavior. In order to assist it with these periodic reviews, the Committee generally retains an independent outside executive compensation consultant.

1999 COMPENSATION

     Adjustments to an individual executive's salary are considered annually using competitive market comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. The Committee has determined that KeyCorp will be better able to motivate executives to achieve superior financial performance if a relatively large portion of senior executive compensation is "at risk", i.e. subject to incentive compensation plans. Consistent with this approach, annual salary adjustments in 1999 for senior executives (defined as job grade 89 and above) as a group were in most cases minimal (with exceptions generally being for individuals who were recently promoted, received new job responsibilities or were in so-called "hot" areas such as technology or e-commerce). Of the 50 to 60 executives constituting this senior executive group, approximately 50% received no salary adjustment for 1999.

     Consequently, KeyCorp's Compensation Committee is increasingly emphasizing "at risk" incentive compensation. This is designed to provide KeyCorp's senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than performance of peer companies and to provide superior total compensation when performance is superior to the performance of such companies. KeyCorp maintains both short term incentive compensation plans focused primarily on annual operating performance and long term incentive compensation plans aimed at consistent achievement of financial objectives over a multi-year performance cycle.

     Generally speaking, the senior corporate officers of the Corporation (including Messrs. Gillespie, Meyer, Bingay, and Bennett) participate in the annual incentive compensation plan described in the next paragraph. There are also various short term incentive compensation plans or arrangements for the different primary and secondary lines of business within KeyCorp. The performance metrics for these line of business plans are formulated based upon individual line of business operating plans and objectives. In the case of the most senior line of business officers (such as Mr. Bingay), their annual incentive compensation is based upon a combination of the Corporation's overall performance (as discussed in the next paragraph) and the performance of their respective line of business. Mr. Summers' incentive compensation was set in accordance with his employment agreement discussed at pages 24-25 of this Proxy Statement.

     Under KeyCorp's annual incentive compensation plan, at the beginning of each year the Committee selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are adjusted annually to incent specific performance behavior designed to achieve the Corporation's operating plan for the year. In January 1999, the Committee selected the following factors with the indicated weights: earnings per share growth (35% weight), return on equity (35% weight), efficiency ratio (15% weight), and fee income per share growth (15% weight). For each factor, a threshold, target and maximum performance goal is established. In establishing the target the Committee considers the median performance of the peer companies with respect to that factor during the preceding 3 and 5 year periods, as well as the forecast for the current year for the peer group and KeyCorp's operating plan for the current year. At the conclusion of the year, KeyCorp's actual performance on each of the factors is determined with the threshold being 50%, the target being 100%, and the maximum being 200%. If the threshold is not achieved for a factor, zero is assigned to that factor. Based on all the factors, a target pool percentage is mathematically established between 0% and 200%. The Committee has the discretion to increase or decrease the target pool percentage by 20%. In addition, at the beginning of each year, the Committee may establish a "knock-out" factor, which is a minimum performance goal which, unless waived or revised by the Committee, must be achieved before any incentive compensation is payable under the annual incentive plan. For 1999, the "knock-out" factor was based on return on equity. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specified percentage (ranging from 15% to 125%) of the market point of the officer's job grade (for example, if an officer is in job grade 86, 25% of such officer's salary market point would be included in the target pool). Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer's performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer may receive no incentive compensation in any given year and the plan does not restrict the maximum incentive award that may be paid to an individual participant so long as it is within the actual pool of incentive compensation available for distribution for the year.

     Based on the factors specified by the plan, the target pool percentage for 1999 was mathematically calculated to be approximately 95%. The Committee, in the exercise of its discretion, reduced the target pool percentage to 90%. In the Committee's view, KeyCorp was impacted by industry-wide trends including: an increasing interest rate environment, a narrowing net interest margin, a competitive loan market, and market-induced softness in certain capital markets businesses. In reducing the target pool percentage, the Committee noted that, although KeyCorp had record earnings in 1999, it had failed to achieve its 1999 profit plan (by approximately 2%) and that peer group financial performance appeared to be slightly stronger than KeyCorp's 1999 performance.

     Under KeyCorp's long term incentive compensation plan as in effect prior to January 1998, the Committee establishes objective criteria by which KeyCorp's financial performance should be judged for each three year cycle. The criteria are based on the Committee's judgment of a return on average common equity that will warrant satisfactory to excellent results for the three year period. For the three year period 1997-1999, the established criteria could result in a payout that ranges from zero to 250% of target. The maximum amount for the 1997-1999 performance period would have been earned if return on average common equity for such three year period, after adjustments which the Committee deems to be appropriate, equals or exceeds 20%. An individual executive's target is either 20%, 25%, or 30% of the market point of such officer's job grade. The average return on common equity for this three year period was 18.18%. This resulted in a payout of 172.67% of target. The awards were paid or credited to participating executives in the first quarter of 2000.

     In January 1998, the Committee established a new long term incentive compensation plan which replaces the existing long term incentive plan for cycles beginning in 1998 and thereafter. Instead of the three year performance cycle under the existing plan with a new cycle starting each year, the new plan has a four year performance cycle which will start every other year. The first four year performance cycle started in 1998. No new performance cycle started in 1999.

     The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grants of options. It is the Committee's policy not to reprice options. In general, the number of options granted to an executive is based on the executive's job grade. With respect to the Chief Executive Officer and the President and certain senior executives reporting directly to them, the Committee has determined that options covering a specific number of shares of KeyCorp should be granted based on the job position. For other executives the Committee has established a threshold, target, and maximum number of shares to be covered by options for each job grade. Within these guidelines, the Committee bases grants of stock options on management's recommendation and other factors the Committee deems relevant.

     The aggregate number and vesting terms of options may vary depending on the Committee's judgment of the best form of long term motivation appropriate under the particular circumstances. For 1999, the Committee continued its policy initially established for regular option grants in 1996. Like the options granted in 1996, these options vest one-third each year, resulting in full vesting after three years. In 1999, 1,299 executives of KeyCorp (including Messrs. Gillespie, Meyer, Summers, Bingay, and Bennett) were awarded options covering 4,648,406 KeyCorp Common Shares. KeyCorp has also adopted a program whereby stock options can be granted to those employees in lower positions identified as high performers and/or the future leaders of the organization. Under this program, in 1999, 1,099 of these employees received options covering a total of 474,950 KeyCorp Common Shares.

     In addition to the foregoing options, in 1999 the Committee granted the balance of retention options to be awarded to McDonald Investment employees in connection with the 1998 acquisition of McDonald & Company Investments, Inc. by KeyCorp (options covering approximately 890,801 Common Shares were awarded in 1999 as the balance of the retention options relating to the McDonald acquisition, with Mr. Summers being awarded in 1999 retention options covering 60,264 Common Shares).

     The Committee also designed and awarded "premium priced" options to Messrs. Gillespie and Meyer as a long term incentive to significantly enhance KeyCorp stock price. In all instances other than these "premium priced" options, the exercise price under the option is 100% of the market price of the stock at the date the option was granted. In the case of these "premium priced" options, the exercise price is substantially above the market price on the date of grant, which means that the options will not be "in-the-money" until the market value of KeyCorp stock appreciates above the exercise price. Messrs. Gillespie and Meyer were awarded 150,000 and 75,000, respectively, "premium priced" options. The exercise price under one-third of these options is $40 per share, as to the next third it is $45 per share, and as to the final third, the exercise price is $50 per share. Consequently, none of these options will be "in-the-money" until the price of KeyCorp's Common Shares exceeds $40 per share.

     Salary adjustments for senior executives of KeyCorp, the annual and long term incentive compensation payments to such executives, and the grant of stock options are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to compliance with salary and bonus minimums specified in such contracts. In the case of executives other than Mr. Gillespie, the Committee also solicited from Mr. Gillespie an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. (For example, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit). KeyCorp's short term and long term incentive compensation plans provide that the Committee, in its sole discretion, has the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied a deduction for federal income tax purposes for such award or the portion thereof.

     Mr. Gillespie is subject to an employment agreement with KeyCorp (see pages 20-22 of this Proxy Statement).

     Mr. Gillespie last received a base salary increase effective April 1, 1998. Mr. Gillespie received no base salary increase in 1999. As in the case of other senior executives, Mr. Gillespie is a participant in KeyCorp's long term incentive compensation plan. For the three year period 1997-1999, his award under the plan was $458,439. As described above (see page 30 of this Proxy Statement), the payout for the 1997-1999 three year cycle under the long term incentive compensation plan was mathematically determined based on the Corporation's average return on equity over the three year period. Under the annual incentive plan,

Mr. Gillespie's target bonus for 1999 was $1,125,000. The Committee determined that Mr. Gillespie's annual incentive award should be set at the same level as the target pool percentage established by the Committee for the Corporation under the annual incentive plan for 1999, i.e. at 90% of target or $1,012,500. In establishing the annual incentive amount for Mr. Gillespie, the Committee considered (i) the annual incentive compensation paid to the chief executive officers of peer companies over the last four most recent years, and (ii) KeyCorp's 1999 performance which resulted in the target pool percentage under the annual incentive plan being fixed at 90% (see page 30 of this Proxy Statement). The Committee determined that Mr. Gillespie's personal performance in 1999 was consistent with KeyCorp's overall 1999 financial performance.

Compensation and Organization Committee
Board of Directors
KeyCorp
       Cecil D. Andrus
       William G. Bares
       Albert C. Bersticker
       Thomas A. Commes
       Stephen R. Hardis (Chair)*

---------------

* Mr. Hardis, who concluded his service as a director of KeyCorp on March 31, 2000, was the Chair of the Compensation and Organization Committee when it submitted the Report on Executive Compensation.

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index, the KBW 50 Index, and a peer group of twelve other major regional banks ("Peer Group"). Prior to this year's Proxy Statement, the performance graph compared KeyCorp's performance only to the Standard & Poor's 500 Index and the KBW 50 Index. KeyCorp is included in both indices. The KBW 50 Index includes money-center banks, monoline banks, and major regional banks. The stock market performance of each of these types of banks varied widely from one another in 1999 and consequently the results of the KBW 50 Index do not measure the performance of KeyCorp compared to other comparable major regional banks. Therefore, beginning with next year's Proxy Statement, the graph will no longer compare KeyCorp's stock price performance to the KBW 50 Index but will rather compare KeyCorp's stock price performance to the Peer Group and the Standard & Poor's 500 Index. The Peer Group is established annually by the Compensation and Organization Committee and consists of banks that the Committee determines to be most comparable to KeyCorp in asset size, type of business and other characteristics. The Compensation and Organization Committee may make adjustments to the Peer Group to take into account changes occurring in the industry or changes in a Peer Group member, such as a merger, acquisition, or a similar event concerning a Peer Group member. The members of the Peer Group are Bank One Corporation, Comerica Incorporated, First Union Corporation, Firstar Corporation, FleetBoston Financial Corporation, Huntington Bancshares Incorporated, National City Corporation, PNC Bank Corp., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Company.

                  KEYCORP STOCK PERFORMANCE GRAPH* (1994-1999)
[PERFORMANCE GRAPH]

                                              KEYCORP               PEER GROUP               KBW 50                S&P 500
                                              -------               ----------               ------                -------
12/31/94                                       100.00                 100.00                 100.00                 100.00
                                               114.00                 111.00                 113.00                 110.00
6/30/95                                        129.00                 123.00                 130.00                 120.00
                                               142.00                 138.00                 150.00                 130.00
12/31/95                                       152.00                 148.00                 160.00                 138.00
                                               164.00                 157.00                 177.00                 145.00
6/30/96                                        166.00                 158.00                 178.00                 151.00
                                               190.00                 181.00                 200.00                 156.00
12/31/96                                       220.00                 199.00                 227.00                 169.00
                                               214.00                 207.00                 237.00                 174.00
6/30/97                                        247.00                 241.00                 272.00                 204.00
                                               283.00                 275.00                 313.00                 219.00
12/31/97                                       317.00                 302.00                 331.00                 225.00
                                               341.00                 340.00                 369.00                 257.00
6/30/98                                        323.00                 329.00                 370.00                 265.00
                                               264.00                 287.00                 291.00                 239.00
12/31/98                                       295.00                 337.00                 359.00                 290.00
                                               281.00                 316.00                 370.00                 304.00
6/30/99                                        301.00                 336.00                 395.00                 326.00
                                               244.00                 277.00                 336.00                 305.00
12/31/99                                       211.00                 258.00                 346.00                 351.00

    * This stock price performance is not necessarily indicative of future price performance.

                    SHARE OWNERSHIP AND PHANTOM STOCK UNITS

     Five Percent Beneficial Ownership. To the best of KeyCorp's knowledge, no person owns more than 5% of the outstanding KeyCorp Common Shares.

     Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists current directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such current directors, nominees for director, and executive officers. The information provided is as of January 14, 2000 or, in Mr. Cutler's case, April 1, 2000, which is the date he became a director of KeyCorp.

                                                                                              TOTAL PHANTOM
                                     AMOUNT AND NATURE OF      PERCENT OF      PHANTOM       STOCK UNITS AND
                                     BENEFICIAL OWNERSHIP    COMMON SHARES      STOCK      BENEFICIAL OWNERSHIP
               NAME                  OF COMMON SHARES(3)     OUTSTANDING(4)    UNITS(5)      OF COMMON SHARES
               ----                  --------------------    --------------    --------    --------------------
Cecil D. Andrus....................          28,800                --                0             28,800
William G. Bares...................          45,600                --           17,545             63,145
James E. Bennett III(1)............          30,775                --           19,600             50,375
Albert C. Bersticker...............          44,800                --            3,412             48,212
James S. Bingay(1).................         278,240                --           11,855            290,095
Edward P. Campbell.................           9,300                --                0              9,300
Dr. Carol A. Cartwright............          13,402                --                0             13,402
Thomas A. Commes...................          60,800                --                0             60,800
Kenneth M. Curtis..................          29,210                --                0             29,210
Alexander M. Cutler................           2,000                --                0              2,000
Robert W. Gillespie(1).............       1,169,652                --          109,314          1,278,966
Henry S. Hemingway(2)..............         196,116                --                0            196,116
Charles R. Hogan...................         358,138                --                0            358,138
Douglas J. McGregor................          28,388                --            9,276             37,664
Henry L. Meyer III(1)..............         748,065                --           31,574            779,639
Steven A. Minter...................          44,358                --           21,871             66,229
Bill R. Sanford....................           1,000                --                0              1,000
Ronald B. Stafford.................          94,410                --                0             94,410
Dennis W. Sullivan.................          43,200                --           47,468             90,668
William B. Summers, Jr. ...........         388,009                --                0            388,009
Peter G. Ten Eyck, II..............          77,396                --                0             77,396
All directors, nominees and
  executive officers as a group
  (24).............................       4,129,891                --          285,226          4,415,117

---------------

(1) With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 1999.

(2) Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(3) Includes options vested as of March 14, 2000. The directors, nominees, and executive officers listed above hold vested options as follows: Mr.
    Andrus -- 26,800; Mr. Bares -- 40,800; Mr. Bennett -- 26,696; Mr.
    Bersticker -- 40,800; Mr. Bingay -- 258,916; Mr. Campbell -- 7,300; Dr. Cartwright -- 12,800; Mr. Commes -- 40,800; Mr. Curtis -- 26,800; Mr.
    Cutler -- 0; Mr. Gillespie -- 942,250; Mr. Hemingway -- 58,872; Mr.
    Hogan -- 49,836; Mr. McGregor -- 26,800; Mr. Meyer -- 605,582; Mr.
    Minter -- 40,800; Mr. Sanford -- 0; Mr. Stafford -- 82,368; Mr.
    Sullivan -- 40,800; Mr. Summers -- 75,867; Mr. Ten Eyck -- 73,332; all directors, nominees, and executive officers as a group -- 2,843,973.

(4) No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 14, 2000.

(5) Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan, whereby directors may defer payment of all or a portion of their directors fees in a Common Shares Account consisting of "phantom stock units." On a quarterly basis, the Common Shares Account is credited with an additional number of phantom stock units equal to the number of Common Shares that could be purchased at market value with the sum of the director's deferred fees for the quarter, plus the amount of quarterly dividends on the phantom stock units in the Common Shares Account during the quarter as if such phantom stock units were Common Shares. At the time of distribution from the Common Shares Account, an actual Common Share is issued for each phantom stock unit that is in the account.

    Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the "Excess 401(k) Plan") and KeyCorp Deferred Compensation Plan (the "Deferred Plan"). Under both of those Plans, contributions to a participant's phantom stock account are treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

    No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Excess 401(k) Plan or the Deferred Plan until the time of distribution from the account (i.e. these are unfunded plans with "phantom stock" units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued.

                    SHAREHOLDER PROPOSALS FOR THE YEAR 2001

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is December 18, 2000. This deadline applies to proposals submitted for inclusion in KeyCorp's Proxy Statement for the 2001 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

     In addition, proxies solicited by KeyCorp for the 2001 Annual Meeting will confer discretionary authority on the proxy holders to vote the proxy on proposals submitted by shareholders for consideration at the 2001 Annual Meeting unless (a) the shareholder proposal has been given in writing to the Secretary of KeyCorp, delivered to, or received at KeyCorp's principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting (KeyCorp intends to make a public disclosure of the date of the Annual Meeting at least 75 days prior to the Annual Meeting), (b) the shareholder submitting the proposal has complied with the additional requirements set forth in Article 1,
Section 7, of KeyCorp's Amended and Restated Regulations which require that any shareholder who submits a proposal shall deliver, together with the proposal, a brief written statement setting forth the reasons for the proposal, such shareholder's name and record address, the number and class of all shares of each class of stock of KeyCorp beneficially owned by the shareholder, and any material interest the shareholder may have in the proposal and (c) the shareholder has also complied with the further requirements regarding the proposal under Rule 14a-4(c)(2)(i) through (iii) of the Exchange Act. The date of the 2001 Annual Meeting of Shareholders has not yet been established by KeyCorp's Board of Directors, but it is tentatively scheduled for May 17, 2001. If that tentative date is, in fact, fixed by the Board of Directors as the Annual Meeting date, a proposal under (a) above must be received at KeyCorp's principal executive offices not later than March 19, 2001 and not earlier than February 16, 2001.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

     Certain rules promulgated by the Securities and Exchange Commission governing proxy disclosure specify the circumstances under which KeyCorp is required to include in its proxy statement a shareholder proposal, including the requirement for timely submission of the proposal to KeyCorp by the shareholder. If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders which has not been included in KeyCorp's proxy statement, the shareholder must strictly comply with the applicable notice and procedural requirements set forth in KeyCorp's Regulations. A copy of the Regulations is available to any shareholder, without charge, upon request to the Secretary of KeyCorp. Pursuant to KeyCorp's Regulations, a shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote. These provisions of the Regulations govern proper submission of items to be put to a shareholder vote and do not preclude discussion by any shareholder of any business properly brought before the meeting.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $30,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing.

     You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), against the shareholder proposal (Issue Two of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000 (Issue Three of this Proxy Statement). Abstentions and, unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at a meeting. A broker's authority to vote on Issue Two is limited but is not limited as to Issues One and Three. As to Issue Three, a broker non-vote has the same effect as a vote against the proposal and as to Issue Two a broker non-vote is treated as not being present. As to Issues Two and Three, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

 ................................................................................

                                          [KEYCORP LOGO]
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       KEYCORP FOR THE ANNUAL MEETING ON MAY 18, 2000
P            The undersigned hereby constitutes and appoints Robert W.
R            Gillespie, Henry L. Meyer III, and Thomas C. Stevens, and each of
O            them, his/her true and lawful agents and proxies with full power of
X            substitution in each to represent the undersigned at the Annual
Y            Meeting of Shareholders of KeyCorp to be held on May 18, 2000, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

                      1. Election of Directors: The nominees of the Board of        (change of address)
                         Directors to the class whose term of office will expire    ------------------------------------
                         in 2003 are:                                               ------------------------------------
                         William G. Bares, Dr. Carol A. Cartwright, Robert W.       ------------------------------------
                         Gillespie, Henry S. Hemingway, Steven A. Minter, Ronald    ------------------------------------
                         B. Stafford                                                (If you have written in the above
                      2. Shareholder proposal requesting necessary steps to cause   space, please mark the corresponding
                         the annual election of all directors.                      box on the reverse side of this
                      3. Proposal to ratify the appointment of Ernst & Young LLP    card.)
                         as independent auditors for the fiscal year ending
                         December 31, 2000.

             YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                SEE REVERSE
                                                                   SIDE

                                    KEYCORP
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [LOGO]

                                                     FOR   WITHHELD  FOR ALL
                                                     ALL      ALL    EXCEPT:                                   FOR  AGAINST  ABSTAIN

1. Election of Directors --                          [ ]      [ ]      [ ]  2. Shareholder proposal requesting  [ ]   [ ]      [ ]
   01-William G. Bares, 02-Dr. Carol A. Cartwright,                            necessary steps to cause the
   03-Robert W. Gillespie, 04-Henry S. Hemingway,                              annual election of all directors.
   05-Steven A Minter, 06-Ronald B. Stafford
                                                                            3. Ratification of appointment of   [ ]   [ ]      [ ]
                                                                               independent auditors.
--------------------------------------------
 Nominee exception


                                                                             Address Change Requested            [ ]


                                                                                                       Date:                  , 2000
                                                                                                            ------------------

                                                                                                       -----------------------------

                                                                                                       -----------------------------
                                                                                                       Signature(s)

                                                                 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
                                                                       administrator, trustee or guardian, please give full title as such.
                                                                 This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, AGAINST Issue 2 and FOR Issue 3.
                                                                 In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE                      meeting. The signer hereby revokes all proxies heretofore given by
   AGAINST ISSUE 2 AND FOR ISSUE 3.                              the signer to vote at said meeting or any adjournments thereof.


------------------------------------------------------------------------------------------------------------------------------------
       CONTROL NUMBER
                                                        FOLD AND DETACH HERE

                                                                                                                      [KEYCORP LOGO]

                                       NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
                          QUICK  --  EASY  --  IMMEDIATE  --  AVAILABLE 24 HOURS A DAY  --  7 DAYS A WEEK

KeyCorp encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card in the election of directors and on the other proposals before the shareholders as well as, in accordance with their judgment, upon other matters that may properly come before the meeting. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

                        ----------------------------------------------------------------------------
TO VOTE BY PHONE        Call toll-free 1-888-776-5658 in the United States or Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

                        Enter the 6-digit CONTROL NUMBER located above.

                        Option #1:   To vote as the Board of Directors recommends on ALL
                                     Proposals: Press 1

                                     When asked, please confirm your vote by pressing 1.

                        Option #2:   If you choose to vote on each proposal separately, press
                                     0 and follow the simple recorded instructions.
                        ----------------------------------------------------------------------------


                        ----------------------------------------------------------------------------
TO VOTE BY INTERNET     Go to the following website:
                        www.harrisbank.com/wproxy
                        -------------------------

                        Enter the information requested on your computer screen, including your
                        6-digit CONTROL NUMBER located above.

                        Follow the simple instructions on the screen.
                        ----------------------------------------------------------------------------

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                                                       THANK YOU FOR VOTING!
